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                                                                   EXHIBIT 99.1

E-LOAN TO ACQUIRE CARFINANCE.COM

Auto loans added to E-LOAN's product line; broad strategic deal with Bank of America

Dublin, Calif. - August 23, 1999 - E-LOAN, Inc. (Nasdaq: EELN) (www.eloan.com), the leading online mortgage company, announced today that it has reached a definitive agreement to acquire CarFinance.com, the leading provider of online auto loans, from Bank of America (NYSE:BAC). Under the terms of the agreement, E-LOAN will purchase CarFinance.com for 2.88 million shares of E-LOAN. In addition, E-LOAN will enter into a broad strategic alliance with Bank of America, the nation's largest bank. Bank of America's president, Kenneth D. Lewis, is expected to join E-LOAN's board of directors upon completion of the transaction.

E-LOAN expects to close the acquisition in the third quarter, subject to regulatory approval. As of today, consumers will be able to link to CarFinance.com directly from E-LOAN's home page. CarFinance.com will continue to fulfill loan applications, and the two sites will be fully integrated at the time of closing. Robert Ferber, the president and founder of CarFinance.com, will join E-LOAN's executive management team and continue to run CarFinance.com as a division.

The acquisition represents a major milestone for E-LOAN, enlarging and enriching its product offering to position it as the leading Internet provider of the two largest consumer loan types. E-LOAN customers will benefit not only from having access to both types of loans in a single site, but also from E-LOAN's unique ability to help consumers manage their debt portfolios to lower their overall borrowing costs.

"E-LOAN's vision has always been to help people manage the right side of their balance sheets - that is, their liabilities - the same way they manage their investments," said Chris Larsen, E-LOAN's CEO. "After mortgages, car loans are the next biggest liability for most people, making them a natural addition to our product line. Like E-LOAN, CarFinance.com is a total fulfillment model that empowers consumers by giving them direct access to financing. Our common approach to the customer experience will create a dynamic, integrated product offering."

CarFinance.com is the premier online auto loan company. Through its website, consumers can quickly find and qualify for a low rate and receive a check overnight to take to a dealer and purchase a car. The convenience of securing a loan online and going to a dealer with a check in hand significantly improves the car buying process and puts buyers in a stronger negotiating position.

As part of the transaction, E-LOAN will enter into a broad strategic relationship with Bank of America. Bank of America will become an E-LOAN shareholder, and in addition, top Bank of America officials will form a task force together with senior E-LOAN executives to collaborate on new electronic product offerings.

"The Internet is changing the way people obtain financial products and services, and at Bank of America, we've been strongly committed to the channel for some years now," said Lewis. "This relationship with E-LOAN is a key part of our strategy to forge long-term alliances with leading Internet companies to increase the proportion of financial products and services we distribute online."

ABOUT E-LOAN

E-LOAN, Inc. launched its online mortgage operations in June 1997. At www.eloan.com, borrowers can compare, apply for and obtain home loans from many nationally recognized lenders. E-LOAN, Inc. offers borrowers origination cost savings of more than 50 percent as compared to obtaining a mortgage through most traditional mortgage brokers and single-source lenders. After closing a loan, E-LOAN, Inc. can, at the customer's request, continue to send customized information about new products that become available, helping consumers turn a mortgage into a working financial asset. The company's loan processing center is located in Dublin, CA. E-LOAN, Inc. is publicly traded on the Nasdaq system under the symbol EELN.

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ABOUT BANK OF AMERICA
Bank of America Corporation, with $614 billion in total assets as of March 31, 1999, is the largest bank in the United States. It has full-service operations in 22 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. Bank of America Corporation stock is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

ABOUT CARFINANCE.COM
Started in January 1997, CarFinance.com is the leading provider of automobile financing on the Internet. CarFinance.com's unique approach offers consumers a fast, hassle-free experience including "check-in-hand" financing. The web site includes valuable automotive finance information, online lease and loan payment quotes, and instant credit decisions. CarFinance.com is located in Melville, NY and is a subsidiary of Bank of America.

This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risk that the acquisition of CarFinance.com and the new relationship with Bank of America may not contribute to the future growth of E-LOAN's business, risks in the assimilation of acquired businesses, other risks associated with acquisitions, risks associated with other competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.